Exhibit 99.2

Capital Trust Q2 ‘08 Earnings Call
July 30, 2008

Conference Coordinator:
Hello and welcome to the Capital Trust second quarter 2008 results conference call.  Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
There will be a Q&A session following the conclusion of this presentation.  At that time, I will provide instructions for submitting a question to management.  I will now turn the call over to John Klopp, CEO of Capital Trust.

John Klopp:
Good morning everyone.  Thank you for joining us and for your continuing interest in Capital Trust.
Last night we reported our results for the second quarter and filed our 10-Q.  There’s simply no good way to deliver bad news, so I’ll cut straight to the bottom line:  CT recorded a GAAP loss for the period of ($34.8 million) or ($1.59) per share, driven entirely by our decision to take a $50 million loan loss provision against our Macklowe position. Needless to say, we share your displeasure and disappointment with these results.
As recently as our last quarterly call, we focused on our Macklowe exposure and I told you that we believed our investment was money good.  At that time, the four midtown Manhattan office buildings that serve as collateral for the so-called Pool 1 financing were just hitting the sale market and we were cautiously optimistic that the proceeds would be sufficient to clear our level.  We knew that the portfolio had been bought (and leveraged) at the top of the market, but based our confidence on several factors:   our position in the capital structure (at an original last dollar Loan to Cost of 74%), the broker’s range of expected values, fresh third party appraisals, and our own assessment of a still-strong sales market for Class A Manhattan office product.  What we did not fully anticipate was the dramatic downturn in the perception of the New York City office leasing market in the last 90 days, as continuing losses and layoffs from Wall Street raised the specters of sublet space flooding the market and weaker tenant demand.  Coupled with the scent of blood, as buyers sensed that the lending group was a forced seller, indicative bids came in lower than expected, raising the prospect that CT, and many others in the lending group, would lose their entire investments if the properties were liquidated in today’s dislocated market.  The last chapter in this credit story has not been written, and we are still working hard to create a more positive outcome.  Nevertheless, we decided to put the Macklowe issue behind us by taking a $50 million loan loss reserve, representing CT’s entire economic exposure.  While painful, we concluded that the right thing for the Company was to take the full hit now and do everything in our power to affect a recovery in the future.

We are clearly operating in one of the most challenging environments that I have experienced in my 30 years in the business.  And yet, if you look beyond Macklowe, the rest of CT is actually performing well.  At the beginning of the year, we laid out our three priorities for 2008:  managing credit, maintaining financing and raising new capital.  In the midst of turmoil, we have continued to make real progress on all three fronts.
At quarter end, other than Macklowe we had one $12 million loan that was non performing and our CMBS portfolio continued to exceed our credit expectations.  The other non performer is a 50% participation in a $24 million first mortgage originally made to finance a condo conversion project in Southern California.  Along with our co-lender, we are pursuing a foreclosure on the remaining units which are now 86% rented and we expect a full recovery of our loan principal.  Beyond these two, all of our other loans continue to perform and we do not foresee any additional near-term provisions or losses.  However, if the economy continues to deteriorate, we would anticipate that many borrowers will ultimately encounter issues and that CT will not be immune. While we don’t have a crystal ball, I can assure you that we are working relentlessly to get out ahead of these issues and that, if problems do occur, we will take our medicine fully and swiftly, just as we did with Suncal and Macklowe.
On the right hand side of the balance sheet, we rolled over $1 billion of repurchase facilities, putting us well on our way to extending all of our ’08 maturities. During the quarter, we extended two Bear Stearns master repo facilities totaling $450 million to be coterminous with the October maturity of our JPMorgan line, in anticipation of a full extension of the combined facilities later in the fall.  After quarter end, we also extended our $300 million Morgan Stanley and $250 million Citigroup facilities, each for an additional year. As anticipated, the cost is a little higher and the terms are a little tougher, but we are confident that our lenders will continue to stick with us, even in difficult times for everyone.  On June 30, our liquidity stood at over $200 million, purposefully higher to deal with increased uncertainty and volatility on both sides of the balance sheet.
Distress creates pain (for owners of legacy portfolios) and pleasure (for those with fresh capital).  In the last six months, we’ve had our share of the pain, but we’ve also raised over $1.2 billion of private equity capital to take advantage of opportunities emanating from the market dislocation.  Our two new funds, CT High Grade Partners II (with $667 million of initial capital) and CT Opportunity Partners I (with $540 million of total capital), target different points in the capital structure, from lower risk relative value trades to higher return more opportunistic investments.  When fully deployed, incremental base management fees from these vehicles will contribute over $11 million per annum, or roughly 50¢ per share, to the bottom line.  Even with the balance sheet in a more defensive mode, we believe that CT’s unique business model can create future growth as we expand the investment management business by building out our products and platform.
In the meantime, CT’s net income will continue to be driven by all of the factors discussed today plus one that we highlight on every call but sometimes gets lost in the shuffle:  LIBOR.  Because we run a matched book, the earnings power of our balance sheet portfolio is positively correlated to LIBOR, with every 100 basis point change in the index equating to roughly $5.5 million (or 25¢ per share) of annual income.  With the Fed forcing down short rates to stimulate the weak economy, LIBOR averaged 2.59% in

Q2, down over 240 basis points or almost 50% from the fourth quarter of 2007.  The impact on our earnings is direct and significant:  factoring out the credit charges related to Macklowe, our net income in the second quarter would have been roughly 73¢ per share, below our dividend of 80¢.  We had planned to earn our way out of lower LIBOR and the dilutive effect of our March equity offering, largely by deploying that new capital into accretive investments.  However, we now believe it is prudent to position the balance sheet in a more defensive posture, preserving our capital for only the best opportunities and maintaining liquidity at enhanced levels.  Our dividend policy remains the same:  we strive to set our regular quarterly payout at a level that is comfortably supportable by our run rate operating earnings, adding special dividends at year end if we have non-recurring items or positive surprises.  And although we have never given dividend guidance in the history of this company, I am going to break that rule right now:  based on what we know at this point in time, we expect that our third quarter 2008 dividend will be 60¢ per share, reflecting a continuation of the current low interest rate environment and the resulting impact on our run rate.
After eleven years in business and almost $11 billion of investments, this quarter has been a humbling experience for Capital Trust.  But we are proud of the company that we have built, totally committed to its long term success and ready for the challenges that lie ahead.  Thank you for your continued confidence and support.

Geoffrey Jervis:
Thank you John and good morning everyone.

I will begin with the balance sheet.

Total assets at the Company were $3.1 billion at June 30th, down $167 million from March 31st with the primary drivers of the reduction being a decrease in loans receivable.
Originations for the period were $48 million, consisting of one security and three loans that on a combined basis had a weighted average all-in effective rate of 10.73%.  The security investment totaled $660,000 with an all-in effective rate of 39% and a rating of BB+.  The three loan originations totaled $47 million with a weighted average all-in effective rate of 10.14% and a weighted average last dollar loan to value of 56%.
On the investment management front, we originated eight new investments for $115 million for CT Opportunity Partners (inclusive of $20 million of secondary market purchases of CT CDOs), one new $40 million investment for our new CT High Grade Partners II fund and a small $1 million add on investment for the CTX fund.  Subsequent to quarter end, we have originated additional assets for the funds, including one scheduled to close today, and have a healthy pipeline of potential transactions.  We continue to expect investment management activity to accelerate in 2008 as we now have multiple mandates investing and are continuing to actively pursue additional investment management strategies that we expect will further increase the scope of our platform.

On a net basis, Interest Earning Assets decreased by approximately $136 million.  At June 30, the entire $3.0 billion portfolio of Interest Earning Assets had a weighted average all-in effective rate of 6.04%.  From a credit standpoint, the average rating of the CMBS portfolio was BB and the weighted average last dollar loan to value for the loan portfolio was 67%.
During the quarter, the CMBS portfolio experienced little change as the balance was slightly reduced due to the sale of a $7 million bond that we held as available for sale and repayments on some of our older bonds.  At quarter end, the book balance of the portfolio was $862 million representing 79 securities in 58 separate issues.  From a ratings standpoint, during the quarter, the portfolio received no upgrades and one downgrade.  While we show the weighted average rating of our portfolio as BB, I think it is important to look inside that metric.  As disclosed in the charts in the 10Q, 70% of the portfolio is rated investment grade with 38% of the portfolio rated A, AA or AAA – with all of the ratings data mentioned based upon the lowest rating available for each bond that we own.  Furthermore, over 80% of our CMBS exposure is vintage 2005 and earlier.  While these statistics are interesting, the most important metric is our internal underwriting and from that standpoint, we continue to believe that our CMBS portfolio will perform well.
Over to the loans, at quarter end, the balance of loans receivable was $2.1 billion, down $125 million from March 31st.  Primary drivers of change in the portfolio were repayments and amortization of $75 million, a loan sale for $61 million, the Macklowe and Suncal allowances of $56 million, offset by $47 million of new originations and $19 million of additional fundings on existing loans.

From a portfolio performance standpoint, the same three loans that we identified last quarter were the only non performing loans in the portfolio.  First, Suncal – Suncal was a $10 million second mortgage loan that we acquired with $6 million of non recourse seller financing.  In December, we recorded a $4 million reserve against the loan, representing the maximum amount of equity we had at risk.  The activity in this quarter was to write off the balance of the loan, an additional $6 million charge, and to extinguish the debt, a $6 million gain – netting to no impact on any of our financial statements as we recorded the appropriate reserve in December.  Second is Macklowe – subsequent to quarter end we made the decision to record a $50 million reserve against this loan.  Macklowe is presented as a $123 million loan on our balance sheet, however, when we originated this loan, we sold a $73 million participation to one of our funds, leaving the balance sheet with net economic exposure of $50 million.  The $50 million reserve equates to our entire economic exposure.  Third, our other non performing loan is the Crossings loan, a $12 million pari passu participation in a first mortgage.  We have not recorded a reserve against this loan given our expectation of a full recovery of our principal.  In each of these cases, we did not accrue any income during the quarter.
Taking a deeper look at the loan portfolio, we have no other non performing loans and, as we review specific exposures, we are especially sensitive to our land loans, condo loans and near term maturities.  As to land and condos, at June 30th, we had one loan with a balance of $25 million secured by land, two loans with total exposure of $96 million secured by condos and our expectation is that all of these loans will continue to perform.  Looking at near term maturities, we have 4 loans with balances of $46 million maturing in 2008 and 5 loans with balances of $48 million maturing in 2009.  While the credit markets remain challenged, we do not foresee any issues with these near term maturities.  I would encourage investors to review both the Loan Note and the maturity chart in Item 3 of our 10Q for more information on the portfolio.  Overall, we feel confident that our portfolio will perform well.  As we have stated in the past, we do expect that we will continue to have noise in the portfolio and potentially isolated losses as the credit crisis evolves – but we feel that our underwriting process is second to none and that our experience will be strong on both an absolute and relative basis.
A quick note on the loan that we sold.  The loan is a $111 million first mortgage construction loan on an office project outside Seattle, Washington and we sold a $90 million participation to two banks at par.  The sale was motivated by our desire to reduce our exposure on such a large loan, reduce our unfunded commitments and to reduce our exposure to low yielding first mortgages as they are heavy users of financing and require a low cost of debt in order to generate an appropriate ROE.
Moving down to equity investments, we have two equity investments in unconsolidated subsidiaries as of June 30 – both are co-investments in funds that we sponsor, Fund III and our new fund, CT Opportunity Partners.  Our equity commitment to the new fund is $25 million and, while we have not funded capital to date, we have recently made a capital call for 15% of the commitments and expect to fund the balance of our commitment over the fund’s three year investment period.
On the right hand side of the balance sheet, Interest Bearing Liabilities, defined as repurchase obligations, CDOs, our unsecured credit facility and trust preferred securities, totaled $2.2 billion at June 30th and carried a weighted average cash coupon of 3.74% and a weighted average all-in effective rate of 3.97%.

Our repurchase obligations provide us with a revolving component of our liability structure from a diverse group of counterparties.  At the end of the quarter, our borrowings totaled $801 million against $1.5 billion of commitments from six counterparties.  We remain in compliance with all of our facility covenants and have $640 million of unutilized capacity on our repo lines.
During the quarter and subsequent to quarter end, we were very busy, extending our $450 million legacy Bear facility with JP Morgan, our $300 million facility with Morgan Stanley and our $250 million facility with Citigroup.  Each item is significant, so let’s hit them one by one.  The Bear facility was rolled, with no change to terms, to the end of October of this year to be co-terminus with the $250 million JP Morgan facility due to expire October 29th.  We are working with JP Morgan now to combine and extend these facilities in the coming months.  The second extension is our $300 million line with Morgan Stanley, were we extended the line for a year and, in line with our expectations, negotiated roughly a 5% reduction in advance rates and a 50 basis point increase in spread.  Finally, we also extended our $250 million line with Citigroup for a year, with no changes to the economic terms.  Other repo activity included the termination of the $6 million Suncal repo financing, and the elimination of two unused warehouse facilities, a $75 million CDO line with Morgan Stanley and a similar $50 million facility with Bank of America.  We also entered into a new $18 million asset specific financing with Lehman Brothers associated with the one new balance sheet origination during the quarter – the financing is for 5 years, carries a cost of LIBOR plus 150 basis points and has built in margin protection.  In summary, we were very busy on the repo front this quarter and will continue to work to close the JP Morgan/Bear extension in the near term.

All of our relationships remain strong and we continue to engage in new business with our counterparties both on balance sheet and in the funds.
On the liquidity front, our repurchase obligations are mark-to-market, and we carry additional liquidity in order to account for margin calls.  During the quarter, margin calls totaled less than $10 million and, in general, we have seen the pace of spread marks reduce dramatically.
Our CDO liabilities at the end of the quarter totaled $1.2 billion – this amount represents the notes that we have sold to third parties in our four balance sheet CDO transactions to date.  At June 30th, the all in cost of our CDOs was 3.72%.  All of our CDOs are performing and in compliance with their respective interest coverage, overcollateralization and reinvestment tests.  At quarter end, total cash in our CDOs-- recorded as restricted cash on our balance sheet-- was $15 million.  There was ratings activity this quarter on our CDOs as Fitch affirmed all of the ratings on CDO I and CDO II and upgraded or affirmed ratings on CDO III.  Subsequent to quarter end, Standard and Poor’s, despite our arguments, downgraded 4 classes of CDO III and affirmed all other ratings.  We couldn’t disagree more with S&P’s actions, however, they do not impact our use of the CDO in any way.
At June 30, we had borrowed $100 million under our unsecured credit facility with a syndicate led by West LB.  The facility matures in 2009 with pricing of LIBOR plus 1.75%.

The final component of interest bearing liabilities is $125 million of trust preferred securities.  In total, our $125 million of trust preferred securities provide us with long term financing at a cash cost of 7.20%, or 7.30% on an all-in basis.
Over to the equity section, shareholders’ equity was $481 million at June 30th, down $23 million from March 31st largely as a result of the Macklowe reserve.  On a per share basis, book value was $21.58.  Had we marked all of our assets and liabilities to market, using the values disclosed in the 10Q, the net asset value would have been $670 million, or $30.11 per share, a 39% increase over stated book value.  To be clear, this figure is arrived at by replacing book values for all interest earning assets and interest bearing liabilities using the fair values disclosed in Item 3 of our 10Q.
As always, we remain committed to maintaining a matched asset/liability mix.  At the end of the quarter, we had approximately $535 million of net positive floating rate exposure (on a notional basis) on our balance sheet.  Consequently, a change in LIBOR of 100 basis points would impact annual net income by approximately $5.3 million.  Given the recent movement in short term rates – with one month LIBOR averaging 2.59% during the second quarter as opposed to 5.09% for 2006 and 5.32% for 2007 – we have lost significant net interest income, and, as John discussed, this is the primary factor leading to our decision to lower the dividend going forward.
Our liquidity position remains strong, and at the end of the quarter, we had $233 million of total liquidity comprised of $110 million of cash and $123 million of immediately available borrowings.
Turning to the income statement, we reported a net loss of $34.8 million or $1.59 per share on a diluted basis for the second quarter of 2008, primarily due to the $50

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million reserve on the loan portfolio.  Backing out the impact of Macklowe, earnings would have been $16 million or $0.73 per share (on a diluted basis).
Net interest income was $16.2 million, down $2.4 million from the first quarter of 2008 as the lower loan balances and the reversal of a $776,000 accrual on Macklowe were the primary drivers of the change.
Other revenues continued to increase, reaching $4.8 million for Q2, as management fees from our fund business continue to grow.
Other expenses were $6.2 million for the period, down almost $800,000 from the first quarter of 2008, with G&A reductions contributing almost $700,000 of the total change.
Income from our funds was flat as our co-investment in Fund III is deminimus now that the fund is almost fully realized and the impact from our $25 million co-investment in the new fund was basically zero as we are in the start up phase for the vehicle.
Down to taxes, we recorded a $98,000 income tax provision at our taxable REIT subsidiary, CTIMCO, as operating income exceeded operating expenses.
All of this activity resulted in a net loss of $34.8 million for the period, $(1.59) cents on per share basis.
Before I turn it back to John, I want to spend a moment discussing an accounting item related to our CMBS portfolio – the same item that I discussed last quarter at the end of my comments.  We hold our CMBS portfolio on a held to maturity basis and not at fair value – and we firmly believe that this is the right presentation for our bonds – especially in light of the fact that 88% or $755 million of our CMBS portfolio is financed in our

CDOs and we are effectively precluded from doing anything other than holding these positions to maturity.   That said, the current market disruption has created a difference between the “fair value” of our CMBS and their carrying value.  As noted in the 10Q, our $862 million book balance portfolio of CMBS has a fair value of $749 million – or roughly $113 million less than carrying value.  We continue to carry our CMBS at book value based upon our assessment of performance and our intent and ability to hold these securities until they mature.  Per GAAP, we intend to mark our assets down only in the event that we believe that our cash flows are impaired.  There is a movement, however, in the accounting world to potentially require companies to mark these types of assets to market – simply because of the differences between carrying value and fair value – completely contrary to a held to maturity election AND completely contrary to the manner in which we account for our loans.   There is no assurance that we will be successful in fending off this movement and we are reviewing any potential impact from such treatment.
That wraps it up for the financials, and at this point, I'll turn it back to John.

John Klopp:
Thank you Geoff.  Let's open it up for questions.  I imagine we may have a few today.

Operator:
Thank you.  If you would like to ask a question please press the * then 1 on your touch tone phone, to withdraw the question you press the # key.  Once again to ask a question please press * then 1 on your touch tone phone.  We will take our first question from David Fick with Stifel Nicolaus, please go ahead.

David Fick:
Good morning.  Your reserves at this point basically recognize and anticipate losses on one or two assets, how can you say that you see no credit erosion on the rest of your loan portfolio given the vintage of the assets and the original appraised value compared to today's appraised value?

Geoffrey G. Jervis:
Dave, first off our reserve activity is isolated to the Macklowe loan.  We have written off Suncal and that loan is no longer in our portfolio, so our $50 million reserve is specific to one loan, which is Macklowe.  With that, I will turn it over to Steve.

Stephen Plavin:
Yes.  When we look at our loan portfolio most of the assets are performing in line with how we underwrote them.  We don't have a lot of maturities in 2008 and 2009, and the reality is that most of these loans will run into 2011 or 2012.  I think that will be the day of reckoning for the loans in our portfolio.  We feel confident that the underwriting that we made when we originally acquired the assets will hold up.  Clearly, in the current capital markets it will be difficult for those loans to be repaid, but that really isn't the relevant question, the real question is what’s going to happen to these loans given the contractual arrangements the borrowers have with us and their other lenders?

David Fick:
Well, I think for investors the real question is what’s the value of those loans today, and the next question is how are you valuing assets for either your fund investments or your balance sheet, your net increment that you invested this quarter even given moving cap rates and the lack of a take out market, how do you underwrite for years out on anything new you’re doing?

John Klopp:
There are a couple of different questions embedded in there.  We account for our loans on the basis of GAAP, meaning that we only write down or impair our loans when we believe that there is an impairment that we can identify and quantify.  Obviously, we have not identified or quantified losses and therefore we haven't taken provisions.  Given our business, we can't take a general reserve, David, it's not allowed.  Many years ago we used to have a general reserve and the accountants actually made us reverse it.  So, the only thing that we can do is what we do which is look at our loans on a daily basis, monthly basis, quarterly basis, make an assessment of whether we believe that they are collectible and if we believe that they are not, then we take an immediate and full reserve.  That's been our policy.  But until we do get to that point we don't because we can't.

Geoffrey G. Jervis:
We do disclose the fair value of our loans in the back of the ‘Q, in the chart that I keep referring to in item III.

David Fick:
That was really a comment.  The real question isn't challenging your accounting.  We think you are probably doing it very accurately.  The issue is your assertion of a $30 implied evaluation is it's a little bit tough to accept given the...

Geoffrey G. Jervis:
Just to be clear, David, we didn't adopt 159, we don't account for this company on a fair value basis and we don't believe that’s the right presentation.  We are offering that up as a data point.  We intend to recover our loans at par and repay all of our indebtedness at par.  So, we account for our investments consistent with our expectation for the business.  We do, however, disclose, because we think its important, what fair value is and I think also with so many other companies in the space adopting either full or some hybrid of 159, from a comparative basis it's important to put that number out there as well.  We don't disagree with you; we don't think that fair value is the right way to look at this company.

David Fick:
Good.  The real question in that was what are you doing with your new stuff, how do you underwrite today, and what assumptions are you making about values and cap rates going forward given that cap rates are still moving and you are underwriting new stuff?

Stephen Plavin:
Well cap rates are always moving, so I think that's not unique to today.  What we are doing is we are taking a much more conservative view of the world.  When we originate our new loans, we are looking at the ability of assets and sponsors to handle a further let down in the market.  You can see the LTV on our assets originated in the most recent quarter was 56%, which really reflects the fact that we have gone more senior in the capital structure to make sure that the new assets that we originate can handle performance declines if that's what happens in the coming months.  We are very consciously avoiding the “catch the falling knife” phenomenon and making sure that we don't originate loans that require capital markets that are more robust than we could realistically expect them to be and performance expectations which are inconsistent with an environment that has weakening tenant demands.

David Fick:
Well, can you give us some examples of term?  I assume you are still doing three-year stuff; you must be assuming that there will be a loan market to take it out at that point.

Stephen Plavin:
Most of what we are doing right now is still purchasing assets from dealer inventories at distressed prices.  Good assets, not distressed assets.  But again, forced sellers with seller financing.  The loans that we are looking at now have 2011 and 2012 maturities, and there will need to be some element of a loan market for those loans to mature, and there is a bank market and an insurance company market now, there obviously is not a CMBS market today, but we do expect that there will be a loan market in the future and that these conservatively underwritten assets will get repaid at or prior to maturity.

David Fick:
Great.  Geoff, you commented that you are still meeting your IC and OC as well as replacement collateralization tests, can you give us some more specificity there in terms of the range of cushion you have?

Geoffrey G. Jervis:
We have pretty much the same cushion that we had when we issued these transactions.  So ample room in all of the tests.

David Fick:
Okay.  Total unfunded commitments and what property types, that's my last question.  Thank you.

Geoffrey G. Jervis:
We have roughly $90 million of additional unfunded commitments at the balance sheet, and with respect to property types, we'll come back to that.

Operator:
We'll take our next question from Don Fandetti from Citigroup, please go ahead.

Donald Fandetti:
Hi John, I have a question about the market.  If you own a good real estate asset today how difficult it is to get financing, and has that deteriorated in the last 30 days?

John Klopp:
I'll start and then take it to Steve who is up to his chin in the market on a day-to-day basis.  The answer is it's a lot more difficult than it used to be, but I don't think that there has been a dramatic change in the last 30 days.  Clearly, the securitization market, which accounted for something in excess of 50% of all new originations in the domestic commercial real estate business, has basically shut down for all intents and purposes, and that has made it more difficult.  There are still lenders in the market, there are still loans being closed, we are getting paid off on some of our loans as are others and the reason is because there are people out there lending money.  It's geared more towards portfolio lenders, to some extent banks, definitely insurance companies, but there are capacity constraints in those pockets and those capacity constraints are certainly impacting the market.  If you have a good quality property and you are a good quality sponsor and you are not trying to lever it to the hilt, there is money available today.  It's not as easy as it was before but there is definitely money available, Don.  Steve, is there anything to add?

Stephen Plavin:
I would agree with John's comments.  The bank syndication market is still open for a much narrower group of credit sponsors, and we are seeing insurance companies originating new loans at lower LTVs.  But there is capital available, and it just becomes more difficult for secondary properties and secondary sponsors.

John Klopp:
We just raised $667 million in the form of what we call CT High Grade Partners II, which was sourced from an alternative source, basically two pension funds that had not really been in the so-called “lending business”.  That pool of capital is specifically designed to target the void in the marketplace for longer term, fixed-rate, low leverage, high quality loans, and we think that may be indicative of the fact that when there is a void in the market, capital will fill it.  The investors that are our partners, the investors in that fund see a real relative value opportunity to make fixed income investments on a low risk basis at a very attractive risk adjusted yield.

Donald Fandetti:
Well, John, is there a tipping point?  Let's assume CMBS doesn't come back any time soon.  Is there a tipping point in the next six to 12 months where everybody that hasn’t been raising their hand to refinance has to and then you start seeing the Bear case flow through?

John Klopp:
First, I think there are a couple of parts to your question.  I think that Steve alluded to it in a different context.  Most of the floating rate loans that are out there were refinanced in '06-early '07 because they could be.  Most of those loans are essentially five year final maturities, often structured with a three year or a two year initial maturity and then subsequent extension, but in most cases there aren’t that many conditions to exercising those extensions, and therefore final maturities are not happening in droves in the next six or 12 months as you phrase it, but instead are pushed out several years.  Obviously, with LIBOR at 2.5% on the floating rate side a lot of these properties cover and can carry the debt to maturities.
The short answer is no, I don't see a huge deluge of maturity defaults coming in the next six to 12 months.  I think the process is going to extend out over a longer period of time.  I don't believe that there will be no marketplace for lending to commercial mortgage properties.  I don't think that's a practical alternative.  I think it's going to be more difficult; I think it's going to be more constrained; I think it's going to be lower leverage and higher cost; but as indicated by our new fund, new capital will flow towards where the opportunity is and we are beginning to see that now.

Donald Fandetti:
Okay.  Thanks.

John Klopp:
Thanks Don.

Operator:
We'll take our next question from Richard Shane from Jefferies & Co.  Please go ahead.

Richard Shane:
Thanks guys for taking my questions.  When we look at the Macklowe situation, and you described that your loan is 76% last dollar and three months ago you said that this was money good, can you walk through very specifically how much you think pricing and valuation have changed on those properties and what you think the implications are for the overall market given that this is class A Manhattan commercial real estate?

John Klopp:
I think the short answer is “no.”  But let me give you the long answer.  This is a live situation, Rick, with multiple parties.  These properties as we have described are in the marketplace today.  The credit is not resolved and there has not been a clearing of the market for these properties and for all of those kind reasons we are not going to comment as specifically as I'm sure you would like us to on the Macklowe situation and the Macklowe Properties in general.  What you have seen to date is the impact of less debt, meaning less available and more expensive debt.  That’s an important component of the capital structure that has begun to push cap rates, which are essentially multiples in terms of the driver of valuation.  There hasn’t been a huge amount of transactions that have actually closed because volume is down.  There is obviously a big remaining gap between sellers and buyers that exists in the marketplace today.  But to the extent that there have been trades printed you have seen values, depending upon the property type, depending upon the market, probably come down 10% to 15% already.
Whether that’s the end of that process is yet to be determined.  Again, and we have said this in prior calls, given the weak economy and all the various factors that are contributing to that weak economy, what we haven’t seen is a bite on cash flows.  Cash flows have basically held up, cap rates have changed because the debt metric has changed, and therefore values have come down a bit.  But with that as sort of a general statement, I guess if you want to get a little more specific in terms of Manhattan you have seen some properties actually trade recently, some of the trophies, at reasonable numbers on a per foot basis, on a cap rate basis, but certainly we can't comment specifically on the Macklowe stuff at this point.

Richard Shane:
Okay John.  When you talk about a 10% to 15% decline, is that peak to now or is that three months ago when you were looking at the Macklowe situation and thinking that you were money good?

John Klopp:
Let's go back and let me clarify one thing that is specific to Macklowe.  What I said in my remarks was that our original loan to cost was in the mid-70s range.  Honestly, that's pretty irrelevant to an assessment that we were making 90 or 100 days ago that we were still money good.  We knew that valuation was at the top of the market and we knew that values were going to come down.  I was simply trying to express sort of an order of magnitude, and you can extrapolate from there as to what has happened or what we think may be happening from peak to today.  But our assessment 90 or 100 days ago that we believed that our position was money good in Macklowe was a genuine position, a genuine belief at that point in time based on a whole bunch of market factors.  We think the market in Manhattan, or at least a perception of the market, has pretty dramatically down shifted in the last 90 days as a result of what seems to be unending losses, layoffs and cut backs expected out of Wall Street and the banks.

Richard Shane:
I would take previous comments to mean that you thought 90 days ago that peak to then the market was down less than 24% given that you were in at 76 cents on the dollar, and now you think it's down appreciably more than that and we are just trying to gauge. It sounds like it's probably down another 20 plus percent on these types of properties.  Second question: I am assuming that the participation is within CT Large Loan, is that true?

John Klopp:
Yes.

Richard Shane:
Okay.  How does that work?  That's a 75 basis point management fee, are there any implications related to the write down you have taken on the balance sheet asset to the CT Large Loan fund?

Geoffrey G. Jervis:
Our fees are based on invested capital.  So, they won't necessarily change and, as for the business aspect of it, as long as we are working on this loan we are likely to continue to charge fees and as soon we are not working on it anymore we'll stop.

John Klopp:
Remember that we have taken a loan loss provision at the balance sheet.  We have not written off this loan, and we don't think that we are at that point at this moment in time by any stretch of the imagination.  We simply felt that given the fact that this was a large exposure in a public company on quarterly reporting under the scrutiny of all you guys relentlessly and constantly, and this was a high profile deal that had gotten a lot of attention, the right thing for us to do was to simply put it behind us now so that we weren't talking about it relentlessly on the next number of conference calls.

Richard Shane:
I'm not sure how it plays out, but I bet we'll be talking about this in three months.

John Klopp:
Could be.

Richard Shane:
Thanks guys.

John Klopp:
Thank you.

Operator:
We'll take our next question from Arnard Gupta from Zephyr.  Please go ahead.

Arnard Gupta:
Good morning.  I joined the call in between and I heard the comment on dividend guidance.  Can you clarify that please?

John Klopp:
Yes.  What I said was based on a number of different factors, not the least of which is the low interest rate environment, low LIBOR and its impact on our run rate operating earnings, we expect that come the third quarter we will be declaring a dividend of $0.60 per share for the third quarter.

Arnard Gupta:
Thank you so much.

John Klopp:
Thank you.

Operator:
We'll take our next question from Omotayo Okusanya from UBS please go ahead.

Omotayo Okusanya:
Good morning gentlemen.  First of all, just thanks a lot for being very, very open on this call.  It's kind of refreshing to get that from a management team in this space at this point in time.  Couple of quick questions.  First of all, on the CMBS side, you still hold the entire portfolio as held to maturity as Geoff walked us through, but you did have one particular security that was available for sale that you sold and I was just wondering why that particular security was classified differently from the rest of your portfolio?

Geoffrey G. Jervis:
We bought that security in expectation of credit improvement and ratings improvement and we weren't buying it with a held to maturity expectation.  We were hoping to buy it, have the credit improvement that we foresaw because we owned other tranches of this security inside the portfolio.  The bond was upgraded all the way to AAA, and we sold the bond at a premium, and the reason we did it at this time was that the bond is sequential pay, and our premium was being reduced as we received par back every payment period, so we decided to sell the bond at a premium, recorded a $375,000 gain as opposed to just allowing ourselves to realize par as this security matured.

John Klopp:
But to put it in some more perspective, we made the decision a number of years ago to classify our CMBS portfolio as held to maturity, having nothing to do with newer accounting pronouncements; having nothing to do with current market disruption; but everything to do with our business.  Essentially, we believed that portfolio was acquired with the intent and the ability to hold it to maturity, have it produce net interest income for us and pay off per our expectations.  We have obviously, in the last couple of years, demonstrated that intent by financing our portfolio with long term, match-funded CDO liabilities which lock us into a hold to maturity.

Omotayo Okusanya:
Great.  In regards to the lines of credit that you have seen the financing extended, I wanted to confirm that it’s only the Morgan Stanley line that you saw an increase in funding cost by 50 basis points.  Were all the others are pretty much the same.

Geoffrey G. Jervis:
That's right.

Omotayo Okusanya:
Okay.  That's helpful.  Could you talk a little bit about the asset management business and opportunities to grow that going forward?  I think you guys have done a great job in building that business and the fee income is really starting to come through, but as we think of '09, what kind of opportunities are there to really ramp up on that side to get significantly more feeling come from that business.

John Klopp:
Obviously, we have been in the process for a while now trying to build out this business.  It's been part of Capital Trust since 2000-2001, and we recently have been putting a lot more time and attention and resources towards building out the platform.  The concept has always been to create different strategies and different vehicles that address different points in the capital structure as well as different opportunities as they come and go in the marketplace.  What you have seen recently demonstrates exactly that.  The opportunity fund is designed specifically to take advantage of the dislocation in the marketplace.  It’s a more opportunistic strategy, a little bit higher risk, a little bit higher return expectation and a pretty broad mandate in terms of the kinds of things it can do.
High Grade II, which is the $667 million two party fund in which we just had our initial closing in June is different and targeted towards lower risk, relative value transactions, longer term fixed rate first mortgage loans and, on the other side, securities with a minimum rating of investment grade.  We believe, in terms of getting to the answer to your question, that there is an ability to expand High Grade II, and we are working on it.  We think that there is a complimentary business which has got to be organized a little bit differently, but essentially to attack the floating rate loan void.  We have at various times looked at other markets outside of the United States.  We think Europe is kind of in disarray at this point in time and could be an interesting opportunity for us, and then there are other niche plays that we can create smaller funds around, all of which should equate to further growth in our investment management business as we move forward.

Omotayo Okusanya:
One last question and I appreciate you guys being patient with me.  When I think about possible EPS going forward, you are cutting the dividends of $ 0.60 based on earnings pressure.  When I think about the Macklowe loan, for example, that you have reserved for, but you haven’t necessarily charged off, if you do end up taking a big charge on that portfolio, and that impacts possible EPS for the year what are the risks of a further dividend cut beyond $0.60?

Geoffrey G. Jervis:
I'll answer the question specifically with respect to Macklowe.  In a loan like Macklowe, to the extent that we did write it off from a tax standpoint it is likely that it would generate an ordinary income loss, and therefore reduce our taxable REIT distribution requirement, the mandatory requirement.  We don’t typically give guidance here, but I would say that we will more likely than not look at where we believe run rate earnings are as opposed to what our minimum distribution requirement is.

Omotayo Okusanya:
Okay.  I appreciate that.  Thanks a lot.

John Klopp:
Thank you.

Operator:
Our next question will come from Kathy Jassem from the State of New Jersey.

Kathy Jassem:
Two questions.  One is about your loan maturity coming due.  It’s about $800 million this fall.  Can you give us some feel for whether you think this really closes and at what increasing rate?

Geoffrey G. Jervis:
I believe you are referring to JPMorgan/Bear repo?

Kathy Jassem:
Exactly.

Geoffrey G. Jervis:
I think we have a very high degree of confidence that we combine and extend these.  I will give you the insight that we are in discussions with JPMorgan now and they are very productive.  I think that the conclusion to roll forward the Bear line and make it  co-terminus in order to combine it with the JP line in October is step one in the process. With respect to pricing, it is certainly a negotiation, and I think that it's probably loan by loan.  There are certain loans on one of the Bear legacy facilities where there probably isn't an expectation for a dramatic movement, and on the JPMorgan facility there are a couple of loans where we do expect similar movements of 500 basis points of advance rate change and 25 to 50 basis points in pricing, but I wouldn’t call that across the board.

Kathy Jassem:
Also in terms of participating the Macklowe loan with one of your funds, can you discuss the ethics of selling something at par to a fund when you are basically taking a reserve to write off your whole piece?

Geoffrey G. Jervis:
Just to be clear, the large loan fund is a fund whose mandate was to invest only in pari passu participations in large loans with the Capital Trust’s balance sheet.  Every investment that the large loan fund made was made at the exact same time the Capital Trust made the investment.

Kathy Jassem:
So this is not done now.

Geoffrey G. Jervis:
No, not at all.

John Klopp:
And at the exact same terms.  It was envisioned as a co-invest vehicle, and we invested straight up, side by side, pari passu on a formulaic basis depending essentially on the size of the transaction.

Kathy Jassem:
I'm sorry I didn't understand, thank you.

John Klopp:
Okay.  Way back when we formed the fund, in 2006, that was the whole premise of the fund.

Kathy Jassem:
Thank you so much.

John Klopp:
Thank you.

Operator:

We will take our next question from Clifford Sosin from UBS Financial, please go ahead.

Clifford Sosin:
Hey guys.  I was hoping you might be able to help me better understand how to think about the pricing and terms you might get on your rolled repo facilities.  Are there any differences in the collateral between what is in the Citi facility and the collateral that might be at the Bear Stearns and JPMorgan facilities?

Geoffrey G. Jervis:
There really isn't a difference in the mix.  I would say that JPMorgan probably has more first mortgage collateral than any of the other lines.  The other lines are more bread and butter Mezz and B-notes – but we don't get into disclosure on the different character of the collateral on the different lines.

Clifford Sosin:
With regards to the extensions, a one year extension obviously doesn't match it to the assets.  Can you walk me through the logic of kind of getting a one year extension versus may be going for a three year extension or something like that?

Geoffrey G. Jervis:

I think that one year extension is really what’s available in the market right now, if you are not dealing with a seller financing.  The difference in cost for term, as anybody at a financial institution would tell you, is tremendous.

Clifford Sosin:
I appreciate it.

John Klopp:
Thank you.

Operator:
We'll take our next question from James Shanahan from Wachovia.  Please go ahead.

James Shanahan:
I have got a couple of quick questions regarding the investment management portfolio.  The first question, with regard to the liquidation of Fund III and the anticipated collection of $2.8 million of incentive at this point, what is the anticipated timing?  I may have missed that if you discussed it in your prepared remarks.

John Klopp:
We did not.  Steve?

Stephen Plavin:
I think that we expected it to be a '09 or later event.  There is still term left in the loan and I don't expect them to be repaid in the near term.

James Shanahan:
Okay.  So there is no support for the dividend in your view from your incentive piece?

John Klopp:
We are not factoring in any incentive fees in our dividend expectations in the near term.

James Shanahan:
On the new fund, CT High Grade II, will there be leverage employed at this fund at all?

John Klopp:
No.

James Shanahan:
And so do you only draw down the equity commitments as you make investments?

John Klopp:
Yes.

James Shanahan:
Does that also mean that the High Grade Mezzanine I at $305 million in investments should be considered fully invested at this point or can it go to $350 million?

Geoffrey G. Jervis:
It can go to 350.

John Klopp:
It can go to 350.

James Shanahan:
Is there any particular reason why you would make an investment in High Grade I versus High Grade II?

John Klopp:
Yes, High Grade I is specifically designed to do floaters and High Grade II is specifically designed to do fixed rate longer term.

James Shanahan:
Is there a market opportunity greater for one more than the other at this point?

John Klopp:
That’s an interesting question.  We think there is an opportunity for both.  The securitization market has pretty much shut down on both the fixed and the floating rate side.  You can see, not withstanding all the negative comments that have been implied, how the fixed rate market comes back.  The buyers are still there, they are weary; they are burned; they are unwilling to rely on ratings the same way they were in the past; they are looking for more yield; but they are still there.  On the floating rate side, the funding for floating rate securitization was almost entirely structured finance vehicles of various types, and it's hard actually to see how that funding mechanism is regenerated in the near term.  SIVs are gone, asset backed commercial paper programs are pretty much gone, so we actually think that there is going to be a pretty enduring opportunity on the floating rate side that can be filled by some of the alternative capital sources, and we are very interested in pursuing that.

James Shanahan:
Okay.  That was my last question.  Thank you very much.

John Klopp:
Thank you.

Operator:
It appears that we have no further questions at this time.

Stephen Plavin:
I want to go back to I think it was David Fick's question about unfunded commitments.  The answer to that question is that we have $24 million of unfunded commitments related to a single condominium loan.  We have $65 million of unfunded commitments related to an  office building loan, $5 million of unfunded commitments related to a single health care loan, for a total of about $99 million.

John Klopp:
Thank you very much everyone, we'll talk to you again soon.

Operator:
Thank you.  This concludes today's conference.